                                                                      Exhibit 12

                                TRIBUNE COMPANY
              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                         (In thousands, except ratios)

                                                                                         Fiscal Year Ended December
                                                                          --------------------------------------------------------
                                                                              1994        1993        1992        1991        1990
                                                                          --------    --------    --------    --------    --------

Net income (loss) before cumulative effects of accounting changes         $242,047    $188,606    $136,625    $141,981    ($63,533)

Add:
     Income tax expense (benefit)                                          186,668     143,821      96,266      99,894     (30,695)
     Losses on equity investments                                           16,176      20,212       1,903       1,107       2,285
                                                                          --------    --------    --------    --------    --------

        Sub-total                                                          444,891     352,639     234,794     242,982     (91,943)
                                                                          --------    --------    --------    --------    --------

Fixed charge adjustments
  Add:
     Interest expense                                                       20,585      24,660      49,254      63,083      53,576
     Amortization of capitalized interest                                    2,362       2,392       5,304       5,258       4,850
     Interest component of rental expense (A)                                8,236       8,732       9,329       9,047      14,467
                                                                          --------    --------    --------    --------    --------

Earnings (loss), as adjusted                                              $476,074    $388,423    $298,681    $320,370    ($19,050)
                                                                          ========    ========    ========    ========    ========

Fixed charges:
     Interest expense                                                      $20,585    $ 24,660    $ 49,254    $ 63,083    $ 53,576
     Interest capitalized                                                        -       1,099       3,445       1,976       8,652
     Interest component of rental expense (A)                                8,236       8,732       9,329       9,047      14,467
     Interest related to guaranteed ESOP debt (B)                           24,017      25,742      27,019      27,500      27,757
                                                                          --------    --------    --------    --------    --------

Total fixed charges                                                       $ 52,838    $ 60,233    $ 89,047    $101,606    $104,452
                                                                          ========    ========    ========    ========    ========

Ratio of Earnings to Fixed Charges                                             9.0         6.4         3.4         3.2         (C)
                                                                          ========    ========    ========    ========    ========



 (A) Represents a portion of rental expense incurred by the Company, which is a reasonable approximation of the interest cost component of such expense.

 (B)  Tribune Company guarantees the debt of its Employee Stock Ownership Plan
      (ESOP).

 (C) The net loss for 1990 reflects an after-tax non-recurring loss of $185 million ($295 million before income taxes) relating to the sale of the New York Daily News. Excluding this non-recurring item, the ratio for 1990 was
      2.6. As a result of the loss incurred for the full-year 1990, the Company was unable to cover the indicated fixed charges. The Company's loss, as adjusted, plus the indicated fixed charges for 1990 totaled $124 million.